Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement (“Agreement”) is made as of the date executed below between comScore, Inc. (“Company”), a Delaware corporation, and Melvin Wesley III (“Executive”).

In consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, state and agree as provided below.

1.Separation. Executive has exercised his right to resign for Good Reason pursuant to the parties’ October 28, 2014 Change of Control and Severance Agreement, and his resignation shall be effective October 10, 2016 (the “Separation Date”).
2.Accrued Compensation. The Company will pay Executive for all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings, on the Company’s ordinary payroll date next-following the Separation Date.
3.Health Insurance. Executive’s health insurance will terminate on the last day of the month in which the Separation Date occurs. If eligible, Executive may thereafter elect to continue Executive’s health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or state insurance laws, if applicable, at Executive’s own expense (or, if Executive enters into this Agreement, at the Company’s expense as provided in paragraph 5(b) below). Notice of Executive’s COBRA rights will be sent to Executive under separate cover. Executive’s rights to elect such coverage are not contingent upon him entering into this Agreement.
4.Expense Reimbursements. Executive agrees that, within ten days following the Separation Date, Executive will submit Executive’s final documented expense reimbursement statement reflecting all business expenses Executive incurred through the Separation Date, if any, for which Executive seeks reimbursement. The Company will reimburse Executive for these expenses pursuant to its regular business practice.
5.Severance Benefits. Provided that Employee has signed and returned this Agreement on or within twenty-one (21) days following the Separation Date, and not revoked this Agreement within seven (7) days after signing, and has otherwise complied with (and continues to comply with) all terms of this Agreement and fulfilled all obligations hereunder, Employee will be entitled to the following severance benefits.

(a)
Severance. The Company will continue to pay Executive his annual base salary (annual rate of $334,400), subject to all application payroll deductions and withholdings, as severance pay (“Severance Payments”) for a period of fifteen (15) months following the

Separation Date (the “Severance Period”). These payments will begin on the first payroll date after the revocation period in Paragraph 13(c) below expires.

(b)
COBRA Reimbursement. If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, and for so long as Executive has not yet become eligible for replacement coverage, then the Company will pay the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the final day of the month in which the Severance Period ends.

6.Other Compensation or Benefits. Executive acknowledges that, except as expressly provided in this Agreement, Executive will not receive any additional compensation, severance or benefits from the Company after the Separation Date other than vested compensation or benefits under the Company’s employee benefit plans in accordance with the respective terms thereof. Executive further understands and agrees that any options, restricted stock, and restricted stock units and other equity awards that are not vested immediately prior to the Separation Date shall be forfeited.
7.Compensation Clawback.    Executive acknowledges and agrees that, in addition to any other rights the Company may have, if the Company is required to claw back any incentive or other compensation pursuant to the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated thereunder, or any other laws or regulations that may apply to Executive whether in effect now or in the future, the Company shall be entitled to cease any Severance Payments, and apply those Severance Payment amounts toward any such claw back. Nothing in this paragraph shall be construed to be an agreement by the Executive to the Company’s determination that such claw back is required, nor shall it prevent Executive from commencing an action to challenge a termination of his Severance Payments if he believes they were terminated in breach of this Agreement.
8.Return of Company Property. Executive agrees to return all Company Property that Executive has in Executive’s possession to the Company no later than the Separation Date, and further agrees not to retain any Company documents or any copies thereof except as provided below. “Company Property” shall include, but not be limited to: Company files; manuals; notes; drawings; records; business plans and forecasts; financial information; specifications; computer-recorded information; tangible property (including, but not limited to: computers; smart phones; cell phones; PDAs); credit cards; entry cards; identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Notwithstanding the foregoing, (a) Executive and his counsel may retain copies of documents relating to this Agreement, his employment relationship with the Company, and his benefits, compensation and equity interests; and (b) Executive’s counsel (and any experts engaged by such counsel) may retain any Company documents provided to such counsel by the Company or by the Executive for the purpose of assisting in their defense of Executive in any government inquiries or proceedings or in any litigation brought against the Company or Executive (the “permitted purposes”) and any copies thereof, provided that Executive’s counsel and experts use such documents only for the permitted purposes, maintain the confidentiality of such documents (including, if they must be filed in court, filing them under seal if possible), and return them to the Company when they are no longer needed for the permitted purposes (or, in the case of documents reflecting Executive’s attorneys’ work product or attorney-client communications between Executive and his attorneys, certifying their destruction when they are no longer legally required to be maintained), and provided further that Executive and his counsel return to the Company promptly upon request, and share with no other party without the Company’s express written consent, any documents containing the Company’s attorney-client privileged information or attorney work product of the Company’s counsel.
9.Proprietary Information and Noncompetition Obligations. Executive acknowledges Executive’s continuing obligations under Executive’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, a copy of which is attached hereto as Exhibit A, including but not limited to, Executive’s obligations related to confidentiality and noninterference with personnel relations. Notwithstanding anything herein or in Exhibit A to the contrary, Executive shall not be held liable under this Agreement, Exhibit A or any other agreement or any federal or state trade secret law for making any confidential disclosure of a Company trade secret or other confidential information to a government official or an attorney for purposes of reporting a suspected violation of law or regulation, or in a court filing under seal.
10.Non-Disparagement. The Company agrees that it will refrain, that it will direct its executive officers to refrain, (and that the Company will use its reasonable best efforts to cause the Company’s directors to refrain) from making any statement(s) that disparages Executive, and Executive agrees to refrain from making any statement(s) that disparages the Company, its directors or executive officers. Nothing in this provision, or in any other provision of this Agreement, should be construed to limit the Executive from (i) complying with any valid subpoena or court order (about which Executive shall provide the Company with prompt notice of the subpoena or court order, a copy of the subpoena or court order, and a transcript of any testimony, all to the maximum extent permitted by applicable law or policy); (ii) cooperating with any government investigation; (iii) voluntarily communicating, without notice to or approval by the Company, with any government agency regarding a potential violation of any law or regulation; (iv) cooperating with reasonable requests by comScore; or (v) responding to untruthful statements made about him or defending himself in connection with any litigation or investigation. Similarly, nothing in this provision, or in any other provision of this Agreement, should be construed to limit the Company or any of its directors, officers or employees from (i) complying with any valid subpoena or court order; (ii) making statements that it concludes in good faith after consultation with counsel (a) are appropriate in filings, releases, and other documents prepared in connection with applicable securities laws or (b) may otherwise be required under any other applicable law; (iii) conducting in good faith investigations or inquiries regarding any potential violation of law; (iv) communicating with any government agency; or (v) responding to untruthful statements made about them or defending themselves in connection with any litigation or investigation.

11.Cooperation. Executive is permitted to cooperate fully and truthfully with any government authority conducting an investigation into any potential violation of any law or regulation. Nothing in this Agreement is intended to or shall prohibit Executive from providing such cooperation. Executive also agrees to cooperate and assist comScore and/or its Board of Directors or any committees thereof in any formal or informal investigation into matters which Executive has relevant knowledge to the extent reasonably requested. Executive agrees and acknowledges that such assistance and cooperation may include, but not be limited to, providing all relevant information and documents reasonably available to Executive about matters on which he worked. Executive agrees to make himself promptly available to comScore or its representatives for interviews and meetings regarding any matter relating to his employment or matters on which he worked while employed at comScore as may be reasonably requested. The Company shall reimburse Executive for the reasonable expenses he incurs in the course of cooperating with such Company requests.
12.Release of All Claims. Except as otherwise set forth in this Agreement, Executive hereby releases, acquits and discharges the Company and its affiliates, and their officers, directors, agents, servants, employees, attorneys, shareholders, successors and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities (except those indemnification rights excluded below) and obligations of every kind and nature, in law, equity or otherwise, known or unknown, suspected or unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date on which Executive executes this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with Executive’s employment with the Company or the termination of that employment; claims or demands related to salary, incentive payments, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to federal, state or local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act, the federal Americans with Disabilities Act of 1990, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of implied good faith and fair dealing.
EXECUTIVE HEREBY ACKNOWLEDGES AND AGREES THAT
THIS RELEASE IS A GENERAL RELEASE AND THAT BY
SIGNING THIS AGREEMENT, EXECUTIVE IS SIGNING THIS RELEASE.

Nothing in this Agreement shall be construed to prohibit Executive from commencing, instituting, participating, providing truthful information, or otherwise assisting in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other government agency; provided, however, that by signing this Agreement, Executive agrees to waive and release any right Executive may have to recover monetary relief or compensation from the Released Parties in connection with any such proceeding or investigation. For the avoidance of doubt, nothing herein prevents Executive from receiving any whistleblower or similar award. Further, this release shall not be deemed to affect a release of any claim that may not be released by law, including rights to unemployment or workers compensation, and rights to vested benefits governed by ERISA, nor shall it be deemed to affect a release of any right to enforce the terms of this Agreement or any rights Executive may have to indemnification under the Indemnification Agreement (attached hereto as Exhibit B), the Company’s By-Laws or applicable law.

Executive represents and warrants that Executive has not previously filed or joined in any claim released herein.

13.Waiver and Release Acknowledgement. Executive acknowledges that Executive is knowingly and voluntarily making the above waiver and release.  Executive also acknowledges that the consideration given for the waiver and the release in the preceding paragraphs hereof is in addition to anything of value to which Executive was already entitled.  Executive further acknowledges that:
(a)    The Agreement includes a release of all claims arising under the Age Discrimination in Employment Act (“ADEA”), a federal statute that prohibits employers from discriminating against employees age 40 and over on the basis of age.
(b)    Executive has been given the opportunity to consider this Agreement for twenty-one (21) days before executing it. If Executive executes this Agreement prior to the expiration of that twenty-one (21) day period, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire twenty-one (21) day period.
(c)    For a period of seven (7) days from the date of his execution of this Agreement, Executive shall retain the right to revoke the Agreement, including the waiver of claims arising under the ADEA. In order to exercise his right to revoke the Agreement, including the waiver of his ADEA claims, Executive must provide written notice to comScore, c/o Sara Dunn, Vice President Human Resources, 11950 Democracy Drive, Reston, Virginia 20190, no later than 5:00 p.m. on the seventh calendar day following his execution of the Agreement. If Executive elects to exercise this revocation right, the Agreement shall be void in its entiretyand the Company shall then be relieved of any and all obligations to make any payments required under this Agreement. If Executive does not timely revoke the Agreement, he understands and agrees that the Agreement, including the waiver of claims under the ADEA, will become fully enforceable immediately after the expiration of such revocation period;
(d)    Executive has been and is advised to consult an attorney regarding this Agreement prior to executing it and that he has been given sufficient time to do so;
(e)    Executive has received full and adequate consideration for this Agreement, including the waiver and release herein; and

(f)    Executive fully understands and acknowledges the significance and consequences of this Agreement and represents by his signature that the terms of this Agreement are fully understood and voluntarily accepted by him. This Agreement has been individually negotiated by Executive and is not part of a group exit incentive or other group employment termination program.

14.Enforcement. Except as otherwise provided herein, if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

15.Costs. Other than any costs recoverable under the “Enforcement” Section above, the parties intend that each shall bear its own costs, if any, that may have been incurred relating to this Agreement.

16.No Admission of Liability. This Agreement is not intended as an admission of liability by any party.

17.Notice. In the event that any notice is to be given to any party under this Agreement, it shall be given by certified mail, return receipt requested, and addressed to the party as follows:

To Company:	comScore, Inc.
Attention: General Counsel
11950 Democracy Drive, Suite 600
Reston, VA 20190

To Employee:        Mel Wesley
[address on file with Company]

18.Continuing Obligations.    The parties agree that the terms of the At Will Employment, Confidential Information, Invention Assignment And Arbitration Agreement, dated August 3, 2014, and the Indemnification Agreement, dated August 29, 2014, attached hereto as Exhibits A and B, respectively, continue in full force and effect.
19.Miscellaneous. This Agreement constitutes the full and entire understanding and agreement between the parties regarding the subjects hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in writing signed by both Executive and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, their heirs, successors and assigns. Executive represents and warrants that Executive has not previously assigned or transferred, or purported to assign or transfer, to any person or entity, any of the claims released herein and Executive agrees to indemnify and hold harmless the Released Parties any claim, demand, debt, obligation, liability, cost, expense, right of action or cause of action based on, arising out of or in assignment. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be governed in all respects by the laws of the Commonwealth of Virginia, without reference to its choice of law rules. This Agreement may be signed electronically and in counterparts.
The undersigned state that they have carefully read this Agreement, that they know and understand its terms, and they sign it freely.

COMPANY:

COMSCORE, INC.

By:
/s/ Christiana Lin
Christiana Lin
General Counsel and Chief Privacy Officer

EXECUTIVE:

/s/ Mel Wesley                 11/4/16
            Name                    Date

Exhibit A – At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement

COMSCORE, INC.

AT WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT AND ARBITRATION AGREEMENT

As a condition of my employment with comScore, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1.    At-Will Employment.

I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS OBTAINED IN WRITING AND SIGNED BY THE PRESIDENT OF THE COMPANY. I ACKNOWLEDGE THAT THIS EMPLYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT THE OPTION EITHER OF THE COMPANY OR MYSELF, WITH OR WITHOUT NOTICE.

2.    Confidential Information.

(a)Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company, except under a non-disclosure agreement duly authorized and executed by the Company. I understand that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including but not limited to research, product plans, or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including but not limited to customers of the Company on whom I called or with whom I became acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, panel recruitment, maintenance and operation, marketing, finances or other business information. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(b)Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c)Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3.    Inventions.

(a)Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (each referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Invention. If in the course of my employment with the Company, I incorporate into a Company product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, unless I and the Company have agreed otherwise in writing with respect to such Prior Invention.

(b)Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 3(f) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention.

(c)Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d)Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) within the scope of and during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(e)Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for an in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

(f)Exception to Assignments. I understand that, whether or not I am a California resident, the provisions of this Agreement requiring assignment of Inventions to the Company shall not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and not otherwise disclosed on Exhibit A.

4.    Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.
5.    Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 3(d). In the event of the termination of my employment, I agree to sign and deliver the "Termination Certification" attached hereto as Exhibit C.

6.    Notification to New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7.No Solicitation of Employees and Non-Competition.

(a) In consideration for my employment by the Company and other valuable consideration, receipt of which is acknowledged, I agree that during my employment with the Company and for a period of 12 months immediately following the termination of my relationship with the company for any reason, with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

(b)    For the purposes of this Section 7(b) only, the term “Client” shall mean any client of the Company on whose account I worked and with whom I had direct and significant contact during the two years prior to the termination of my relationship with the Company. In exchange for such same consideration, I also agree that during my employment with the Company and for a period of 12 months immediately following the termination of my relationship with the Company for any reason, with or without cause, I shall not (i) persuade, or attempt to persuade, any Client to cease doing business with or to reduce the amount of business it does with the Company; or (ii) solicit for myself or any person or entity other than the Company the business of any Client for the purpose of offering, obtaining, selling, diverting, or receiving market research services or products similar, or substantially similar, to the market research services and products offered by the Company. For purposes of illustration only, and not limitation, I understand that the term “solicit” means to personally petition, importune or entreat a Client to contact me (e.g., personal follow up phone calls) regarding the market research products or services of my new business enterprise that are similar, or substantially similar, to those services and products offered by the Company. I also understand that solicitation does not prevent me from passively accepting business from a Client (e.g., a Client contacts me entirely on such Client’s own initiative).
(c)     In exchange for such same consideration, I also agree that following the termination of my relationship with the Company for any reason, with or without cause, I shall not engage in any trade or business in the faithful performance of which it would be highly likely that I would, or would be required or expected to, use or disclose any Confidential Information of the Company.

(d)In exchange for such same consideration, I also agree that during my employment with the Company and for a period of 12 months immediately following the termination of my relationship with the Company for any reason, with or without cause, I shall not, without first obtaining the prior written approval of Company, be engaged as an officer, director, employee, consultant, principal or trustee on behalf of any other person, firm, corporation or other entity, engage in any business or activity that competes with the business of the Company. This restriction is limited to those geographic locations in which the Company, as of the termination date conducts business. However, this restriction shall only apply to the performance of services by me that are the same or of a similar kind as that which I provided to the Company immediately prior to the termination date. For the purpose of this Section 7(d), the phrase “competes with the business of the Company” shall only include businesses with a market research offering (a) that primarily collect data from digital media users by obtaining their online browsing, buying and other behavior, regardless of whether that is done at the panel, site, or census level, (b) using digital media to survey respondents, (b) using communications evaluation and testing, (c) incorporating web analytics, or (e) non-panel based wireless analytic solutions.

8.    Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.

9.    Personal Use of Company Information Policy. I agree to diligently adhere to the Personal Use of Company Information Policy attached as Exhibit E hereto.

10.    Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

11.    Arbitration and Equitable Relief.

(a)    Arbitration. In consideration of my employment with the Company, its promise to arbitrate all employment-related disputes and my receipt of the compensation, pay raises and other benefits paid to me by the Company, at present and in the future, I agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from my employment with the Company or the termination of my employment with the Company, including any breach of this agreement, shall be subject to binding arbitration. Disputes which I agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, claims of harassment, discrimination or wrongful termination, and any statutory claims. I further understand that this agreement to arbitrate also applies to any disputes that the Company may have with me.

(b)    Procedure. I agree that any arbitration will be administered by the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected in a manner consistent with its national rules for the resolution of employment disputes. I agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. I also agree that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. I understand that the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that I shall pay the first $125.00 of any filing fees associated with any arbitration I initiate. I agree that the decision of the arbitrators shall be in writing.

(c)    Remedy. Except as provided by this agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between me and the Company. Accordingly, except as provided for by this agreement, neither I nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d)    Availability of Injunctive Relief. Both parties agree that any party may petition a court for injunctive relief including, but not limited to, where either party alleges or claims a violation of the at-will employment, confidential information, invention assignment and arbitration agreement between me and the Company or any other agreement regarding trade secrets, confidential information, or nonsolicitation. Both parties understand that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefore and both parties hereby consent to the issuance of an injunction. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys' fees.

(e)    Administrative Relief. I understand that this agreement does not prohibit me from pursuing an administrative claim with a local, state or federal administrative body such as the Equal Employment Opportunity Commission. This agreement does, however, preclude me from pursuing court action regarding any such claim.

(f)    Voluntary Nature of Agreement. I acknowledge and agree that I am executing this agreement voluntarily and without any duress or undue influence by the Company or anyone else. I further acknowledge and agree that I have carefully read this agreement and that I have asked any questions needed for me to understand the terms, consequences and binding effect of this agreement and fully understand it, including that I am waiving my right to a jury trial. Finally, I agree that I have been provided an opportunity to seek the advice of an attorney of my choice before signing this agreement.

12.    General Provisions
(a)    Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of Commonwealth of Virginia. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Virginia for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

(b)    Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to the Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the President of the Company and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c)    Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d)    Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefits of the Company, its successors, and its assigns.

[Signature Page Follows]

This At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

Date: Aug 3, 2014                    /s/ Mel Wesley
Signature

Mel Wesley
Name of Employee

COMSCORE, INC.

By: /s/ Christiana Lin
Christiana Lin
EVP, General Counsel and Chief
Privacy Officer

[Signature Page to At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement]

EXHIBIT A
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Identifying Number
Title                    Date                    or Brief Description

X    No inventions or improvements
__    Additional Sheets Attached

Signature of Employee: /s/ Mel Wesley
Print Name of Employee: Mel Wesley

Date: Aug 3, 2014

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT C

COMSCORE, INC.

TERMINATION CERTIFICATE

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to comScore, its subsidiaries, affiliates, predecessors, successors or assigns (together, the "Companv").

I further certify that I have complied with all the terms of the Company's At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I will not solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.

Date: ___________
________________________________
(Employee’s Signature)
________________________________
(Type/Print Employee’s Name)

EXHIBIT D

COMSCORE, INC.

CONFLICT OF INTEREST GUIDELINES

It is the policy of comScore, Inc to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

1.    Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement elaborates on this principle and is a binding agreement.)

2.    Accepting or offering substantial gifts, excessive entertainment, favors or payment which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3.    Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4.    Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5.    Initiating or approving any form of personal or social harassment of employees.

6.    Holding outside directorships in suppliers, customers or competing companies, where such directorship might influence in any manner a decision or course of action of the Company. Permitting personal investments (if any) in, and personal financial speculation (if any) with respect to, suppliers, customers or competing companies, to influence in any manner a decision or course of action of the Company.

7.    Borrowing from or lending to employees, customers or suppliers.

8.    Acquiring any real estate interest of the Company.

9.    Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other persons or entity with whom obligations of confidentiality exist.

10.    Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11.    Making any unlawful agreement with distributors with respect to prices.

12.    Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13.    Using, trading or helping others to use or trade equities based upon Company proprietary information and in any way using proprietary information for personal gain.

14.    Communicating to third parties any proprietary information in the absence of a specific contractual arrangement with Company to provide such information.

15.    Engaging in any conduct which is not in the best interest of the Company.

Each officer, employee and independent contractor must take very necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

EXHIBIT E

COMSCORE, INC.
PERSONAL USE OF COMPANY INFORMATION

comScore is a provider of online commerce activity and related internet behavioral intelligence. One of comScore's goals is to be the leading provider of accurate and objective data and analysis of ecommerce activities and trends. An important focus of comScore's service is studying specific companies, specific online sectors, and targeted econometric conditions. comScore clients pay to receive this valuable information and all comScore employees and partners must act to preserve its commercial value. To avoid any actual and/or perceived conflicts or issues, comScore prohibits employee use of comScore data for personal gain or for any purpose other than official comScore business. This includes, but is not limited to, trading in specific company stocks or indexes based on comScore information in advance of it being made publicly available, or communicating such information to third parties for the purpose of financial gain where there is no contractual relationship with com Score to provide such information.

Examples of comScore proprietary Information include, but are not limited to:
a.data that comScore receives from its clients
b.all data that comScore collects from its panelists
c.any and all analysis comScore prepares on behalf of specific clients
d.any and all analysis comScore prepares for the general population before it is released to the general population
e.any other client information deemed to be of a confidential nature such as earnings projections, proposed capital transaction activity, bankruptcy or restructurings, changes in assets, including intellectual property, etc.
f.all other confidential, non public information used in comScore's business
Prohibited Actions (Effective February 2002)

1.	Employees are prohibited from using, trading or helping others to use or trade equities based upon comScore proprietary information and in any way using proprietary information for personal gain.

2.	Employees are prohibited from communicating to third parties any proprietary information in the absence of a specific contractual arrangement with comScore to provide such information.

Compliance Procedures

1.
comScore's Chief Financial Officer shall serve as Compliance Officer with regard to this Policy. The role of the Compliance Officer is to provide guidance to employees and ensure compliance with this policy.

2.	All new comScore employees, before commencing employment, will be required to read this Policy and to attest that they understand it and agree to comply with it.

3.	All existing comScore employees will be required annually to certify that they continue to understand this policy and agree to abide by its requirements.

4.
Each comScore employee agrees that he or she shall provide, upon request from the Compliance Officer, account statements or trade records for any brokerage firm accounts held in the employee's name or held by an immediate family member.

Failure to Comply

comScore reserves the right to take action against its employees for failing to comply with this policy, such action may include termination and recovery of all damages arising from any violation.

Acknowledged: /s/ Mel Wesley                Date: Aug 3, 2014

Print Name: Mel Wesley

Exhibit B – Indemnification Agreement

COMSCORE, INC.
INDEMNIFICATION AGREEMENT
THIS AGREEMENT is entered into, effective as of August 29, 2014 by and between comScore, Inc., a Delaware corporation (the “Company”), and Mel Wesley (“Indemnitee”).
WHEREAS, it is essential to the Company to retain and attract as directors and officers the most capable persons available;
WHEREAS, Indemnitee is a director and/or officer of the Company;
WHEREAS, both the Company and Indemnitee recognize the increased risk of litigation and other claims currently being asserted against directors and officers of corporations;
WHEREAS, the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”) of the Company require the Company to indemnify and advance expenses to its directors and officers to the fullest extent permitted under Delaware law, and the Indemnitee has been serving and continues to serve as a director and/or officer of the Company in part in reliance on the Company’s Certificate of Incorporation and Bylaws; and
WHEREAS, in recognition of Indemnitee’s need for (i) substantial protection against personal liability based on Indemnitee’s reliance on the aforesaid Certificate of Incorporation and Bylaws, (ii) specific contractual assurance that the protection promised by the Certificate of Incorporation and Bylaws will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of the Certificate of Incorporation and Bylaws or any change in the composition of the Company’s Board of Directors or acquisition transaction relating to the Company) and (iii) an inducement to provide effective services to the Company as a director and/or officer, the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted under Delaware law and as set forth in this Agreement, and, to the extent insurance is maintained, to provide for the continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies.
NOW, THEREFORE, in consideration of the above premises and of Indemnitee continuing to serve the Company directly or, at its request, with another enterprise, and intending to be legally bound hereby, the parties agree as follows:
1.    Certain Definitions:
(a)    “Affiliate” shall mean any corporation or other person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, the person specified, including, without limitation, with respect to the Company, any direct or indirect subsidiary of the Company.
(b)    “Board” shall mean the Board of Directors of the Company.
(c)    A “Change in Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and other than any person holding shares of the Company on the date that the Company first registers under the Securities Act of 1933, as amended, or any transferee of such individual if such transferee is a spouse or lineal descendant of the transferee or a trust for the benefit of the individual, his or her spouse or lineal descendants), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding Voting Securities, (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board, (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets.
(d)    “Expenses” shall mean any expense, liability or loss, including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments or other charges imposed thereon, any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement and all other costs and obligations, paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal) or preparing for any of the foregoing in, any Proceeding relating to any Indemnifiable Event.
(e)    “Indemnifiable Event” shall mean any event or occurrence that takes place either prior to or after the execution of this Agreement, related to the fact that Indemnitee is or was a director or officer of the Company or an Affiliate of the Company, or while a director or officer is or was serving at the request of the Company or an Affiliate of the Company as a director, officer, employee, trustee, agent or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust or other enterprise or was a director, officer, employee or agent of a foreign or domestic corporation that was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation, or related to anything done or not done by Indemnitee in any such capacity, whether or not the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent of the Company or an Affiliate of the Company, as described above.
(f)    “Independent Counsel” shall mean the person or body appointed in connection with Section 3.
(g)    “Proceeding” shall mean any threatened, pending or completed action, suit or proceeding or any alternative dispute resolution mechanism (including an action by or in the right of the Company or an Affiliate of the Company) or any inquiry, hearing or investigation, whether conducted by the Company or an Affiliate of the Company or any other party, that Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other.
(h)    “Reviewing Party” shall mean the person or body appointed in accordance with Section 3.
(i)    “Voting Securities” shall mean any securities of the Company that vote generally in the election of directors.
2.    Agreement to Indemnify.
(a)    General Agreement. In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Proceeding by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee from and against any and all Expenses to the fullest extent permitted by law, as the same exists or may hereafter be amended or interpreted (but in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the Company to provide broader indemnification rights than were permitted prior thereto). The parties hereto intend that this Agreement shall provide for indemnification in excess of that expressly permitted by statute, including, without limitation, any indemnification provided by the Company’s Certificate of Incorporation, its Bylaws, vote of its stockholders or disinterested directors or applicable law.
(b)    Initiation of Proceeding. Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Proceeding initiated by Indemnitee against the Company or any director or officer of the Company unless (i) the Company has joined in or the Board has consented to the initiation of such Proceeding, (ii) the Proceeding is one to enforce indemnification rights under Section 5 or (iii) the Proceeding is instituted after a Change in Control (other than a Change in Control approved by a majority of the directors on the Board who were directors immediately prior to such Change in Control) and Independent Counsel has approved its initiation.
(c)    Expense Advances. If so requested by Indemnitee, the Company shall advance (within thirty (30) days of such request) any and all Expenses to Indemnitee (an “Expense Advance”). The Indemnitee shall qualify for such Expense Advances upon the execution and delivery to the Company of this Agreement which shall constitute an undertaking providing that the Indemnitee undertakes to repay such Expense Advances if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Indemnitee is not entitled to be indemnified by the Company. Indemnitee’s obligation to reimburse the Company for Expense Advances shall be unsecured and no interest shall be charged thereon. This Section 2(c) shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 2(b) or 2(f).
(d)    Mandatory Indemnification. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.
(e)    Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.
(f)    Prohibited Indemnification. No indemnification pursuant to this Agreement shall be paid by the Company on account of any Proceeding in which a final judgment is rendered against Indemnitee or Indemnitee enters into a settlement, in each case (i) for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act or similar provisions of any federal, state or local laws; (ii) for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or (iii) for which payment is prohibited by law. Notwithstanding anything to the contrary stated or implied in this Section 2(f), indemnification pursuant to this Agreement relating to any Proceeding against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act or similar provisions of any federal, state or local laws shall not be prohibited if Indemnitee ultimately establishes in any Proceeding that no recovery of such profits from Indemnitee is permitted under Section 16(b) of the Exchange Act or similar provisions of any federal, state or local laws.
3.    Reviewing Party. Prior to any Change in Control, the Reviewing Party shall be any appropriate person or body consisting of a member or members of the Board or any other person or body appointed by the Board who is not a party to the particular Proceeding with respect to which Indemnitee is seeking indemnification; provided that if all members of the Board are parties to the particular Proceeding with respect to which Indemnitee is seeking indemnification, the Independent Counsel referred to below shall become the Reviewing Party; after a Change in Control, the Independent Counsel referred to below shall become the Reviewing Party. With respect to all matters arising before a Change in Control for which Independent Counsel shall be the Reviewing Party and all matters arising after a Change in Control, in each case concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement or any other agreement or under applicable law or the Company’s Certificate of Incorporation or Bylaws now or hereafter in effect relating to indemnification for Indemnifiable Events, the Company shall seek legal advice only from Independent Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed services for the Company or the Indemnitee (other than in connection with indemnification matters) within the last five years. The Independent Counsel shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent the Indemnitee should be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees of the Independent Counsel and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities, loss and damages arising out of or relating to this Agreement or the engagement of Independent Counsel pursuant hereto.
4.    Indemnification Process and Appeal.
(a)    Indemnification Payment. Indemnitee shall be entitled to indemnification of Expenses, and shall receive payment thereof, from the Company in accordance with this Agreement as soon as practicable after Indemnitee has made written demand on the Company for indemnification, but in no event later than thirty (30) business days after such demand, unless the Reviewing Party has given a written opinion to the Company that Indemnitee is not entitled to indemnification under applicable law. Indemnitee shall cooperate with the Reviewing Party making a determination with respect to Indemnitee's entitlement to indemnification, including providing to the Reviewing Party upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination.
(b)    Suit to Enforce Rights. Regardless of any action by the Reviewing Party, if Indemnitee has not received full indemnification within thirty (30) days after making a demand in accordance with Section 4(a), Indemnitee shall have the right to enforce its indemnification rights under this Agreement by commencing litigation in any court in the State of California or the State of Delaware having subject matter jurisdiction thereof seeking an initial determination by the court or challenging any determination by the Reviewing Party or any aspect thereof. The Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party not challenged by the Indemnitee shall be binding on the Company and Indemnitee. The Company shall be precluded from asserting in any such proceeding that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement. The remedy provided for in this Section 4 shall be in addition to any other remedies available to Indemnitee at law or in equity.
(c)    Defense to Indemnification, Burden of Proof, and Presumptions. It shall be a defense to any action brought by Indemnitee against the Company to enforce this Agreement (other than an action brought to enforce a claim for Expenses incurred in defending a Proceeding in advance of its final disposition) that it is not permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed. In connection with any such action or any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proving such a defense or determination shall be on the Company. Neither the failure of the Reviewing Party or the Company (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action by Indemnitee that indemnification of the claimant is proper under the circumstances because Indemnitee has met the standard of conduct set forth in applicable law, nor an actual determination by the Reviewing Party or Company (including its Board, independent legal counsel or its stockholders) that the Indemnitee had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval), conviction or upon a plea of nolo contendere or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. For purposes of any determination of good faith under any applicable standard of conduct, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Company, including financial statements, or on information supplied to Indemnitee by the officers of the Company in the course of their duties, or on the advice of legal counsel for the Company or the Board or counsel selected by any committee of the Board or on information or records given or reports made to the Company by an independent certified public accountant or by an appraiser, investment banker or other expert selected with reasonable care by the Company or the Board or any committee of the Board. The provisions of the preceding sentence shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct. The knowledge and/or actions, or failure to act, or any director, officer, agent or employee of the Company shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.
5.    Indemnification for Expenses Incurred in Enforcing Rights. The Company shall indemnify Indemnitee against any and all Expenses that are incurred by Indemnitee in connection with any action brought by Indemnitee for:
(i)    indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement or under applicable law or the Company’s

Certificate of Incorporation or Bylaws now or hereafter in effect relating to indemnification for Indemnifiable Events, and/or;
(ii)    recovery under directors’ and officers’ liability insurance policies maintained by the Company; but only in the event that Indemnitee ultimately is determined to be entitled to such indemnification or insurance recovery, as the case may be. In addition, the Company shall, if so requested by Indemnitee, advance the foregoing Expenses to Indemnitee, subject to and in accordance with Section 2(c).
6.    Notification and Defense of Proceeding.
(a)    Notice. Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee shall, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof; but the omission so to notify the Company will not relieve the Company from any liability that it may have to Indemnitee, except as provided in Section 6(c).
(b)    Defense. With respect to any Proceeding as to which Indemnitee notifies the Company of the commencement thereof, the Company will be entitled to participate in the Proceeding at its own expense and except as otherwise provided below, to the extent the Company so wishes, it may assume the defense thereof with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense of any Proceeding, the Company shall not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently incurred by Indemnitee in connection with the defense of such Proceeding other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ legal counsel in such Proceeding, but all Expenses related thereto incurred after notice from the Company of its assumption of the defense shall be at Indemnitee’s expense unless: (i) the employment of legal counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee has reasonably determined that there may be a conflict of interest between Indemnitee and the Company in the defense of the Proceeding, (iii) after a Change in Control, the employment of counsel by Indemnitee has been approved by the Independent Counsel or (iv) the Company shall not in fact have employed counsel to assume the defense of such Proceeding, in each of which cases all Expenses of the Proceeding shall be borne by the Company. The Company shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company, or as to which Indemnitee shall have made the determination provided for in (ii) above or under the circumstances provided for in (iii) and (iv) above.
(c)    Settlement of Claims. The Company shall not be liable to indemnify Indemnitee under this Agreement or otherwise for any amounts paid in settlement of any Proceeding effected without the Company’s written consent, such consent not to be unreasonably withheld; provided, however, that if a Change in Control has occurred, the Company shall be liable for indemnification of Indemnitee for amounts paid in settlement if the Independent Counsel has approved the settlement. The Company shall not settle any Proceeding in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. The Company shall not be liable to indemnify the Indemnitee under this Agreement with regard to any judicial award if the Company was not given a reasonable and timely opportunity as a result of Indemnitees’ failure to provide notice, at its expense, to participate in the defense of such action, and the lack of such notice materially prejudiced the Company’s ability to participate in defense of such action. The Company’s liability hereunder shall not be excused if participation in the Proceeding by the Company was barred by this Agreement.
7.    Non-Exclusivity. The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Company’s Certificate of Incorporation, Bylaws, applicable law or otherwise; provided, however, that this Agreement shall supersede any prior indemnification agreement between the Company and the Indemnitee. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification than would be afforded currently under the Company’s Certificate of Incorporation, Bylaws, applicable law or this Agreement, it is the intent of the parties that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change.
8.    Liability Insurance. To the extent the Company maintains an insurance policy or policies providing general and/or directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer.
9.    Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Company or any Affiliate of the Company against Indemnitee, Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of two (2) years from the date of accrual of such cause of action or such longer period as may be required by state law under the circumstances. Any claim or cause of action of the Company or its Affiliate shall be extinguished and deemed released unless asserted by the timely filing and notice of a legal action within such period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, the shorter period shall govern.
10.    Amendment of this Agreement. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.
11.    Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

12.    No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise received payment (under any insurance policy, Bylaw or otherwise) of the amounts otherwise indemnifiable hereunder.
13.    Duration of Agreement. This Agreement shall continue until and terminate upon the later of (a) six (6) years after the date that Indemnitee shall have ceased to serve as a director or officer of the Company or (b) one (1) year after the final termination of any Proceeding, including any appeal, then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 4(b) of this Agreement relating thereto.
14.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity pertaining to an Indemnifiable Event even though Indemnitee may have ceased to serve in such capacity at the time of any Proceeding.
15.    Severability. If any provision (or portion thereof) of this Agreement shall be held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, (a) the remaining provisions shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, void or unenforceable.
16.    Contribution. To the fullest extent permissible under applicable law, whether or not the indemnification provided for in this Agreement is available to Indemnitee for any reason whatsoever, the Company shall pay all or a portion of the amount that would otherwise be incurred by Indemnitee for Expenses in connection with any claim relating to an Indemnifiable Event, as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).
17.    Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety all prior undertakings and agreements, including the any prior agreement with respect to the subject matter hereof, of the Company and the Indemnitee with respect to the subject matter hereof.
18.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such State without giving effect to its principles of conflicts of laws. The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement may be brought in the Delaware Court of Chancery or in the applicable state or federal courts in the Commonwealth of Virginia; (ii) consent to submit to the jurisdiction of the Delaware Court of Chancery or of the applicable state or federal courts in the Commonwealth of Virginia for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court of Chancery or in the applicable state or federal courts in the Commonwealth of Virginia, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court of Chancery or in the applicable state or federal courts in the Commonwealth of Virginia has been brought in an improper or inconvenient forum.
19.    Notices. All notices, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt or mailed, postage prepaid, certified or registered mail, return receipt requested and addressed to the Company at:

comScore, Inc.
Attn: Chief Executive Officer
11950 Democracy Drive
Suite 600
Reston, Virginia 20190
Facsimile: 703-376-6590
and to Indemnitee at the address set forth below Indemnitee’s signature hereto.
Notice of change of address shall be effective only when given in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of hand delivery or on the third business day after mailing.
20.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

* * * * *

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day specified above.
COMSCORE, INC.
a Delaware corporation
By:     /s/ Christiana Lin
Print Name:     Christiana Lin
Title:    General Counsel
INDEMNITEE,
an individual
Signed: /s/ Mel Wesley
Print Name:     Mel Wesley
Address:

[Signature Page to Indemnification Agreement]